Exhibit 99.1

Casey’s Announces Food and Beverage Industry Leader Mike Spanos Joins its Board of Directors

ANKENY, Iowa (September 1, 2022) – Casey’s General Stores, Inc. (Nasdaq: CASY), the third-largest convenience retailer and fifth-largest pizza chain in the United States, today announced the appointment of Mike Spanos to its Board of Directors, bringing the number of directors to 12. For more than 28years, Mr. Spanos has led organizations and accelerated growth in the hospitality and food and beverage industries.

“We are pleased to welcome Mike to the Casey’s Board of Directors as he adds significant experience based on his decades-long tenure at PepsiCo,” said Lynn Horak, Casey’s board chair. “Mike’s expertise in creating value and driving growth through strong supplier relationships will benefit Casey’s along with its team members, guests and shareholders.”

Mr. Spanos previously served as president and CEO of Six Flags Entertainment Corporation from 2019-2021, the world’s largest regional theme park company and the largest operator of waterparks in North America. As CEO, he led the team through the pandemic while implementing a transformational strategy to deliver sustainable growth.

Prior to Six Flags, Mr. Spanos was CEO of PepsiCo Asia, Middle East, and North Africa (AMENA), where he was responsible for growing revenue and transforming food and beverage operations in more than 40 countries. Under his leadership, the company accelerated growth over multiple years across the AMENA sector. Mr. Spanos also held commercial general management roles of increasing responsibility at PepsiCo since 1993, first starting as a frontline territory manager in North America.

Before joining PepsiCo, Mr. Spanos served in the United States Marine Corps from 1987 to 1993. He is a graduate of the U.S. Naval Academy with a B.S. degree in History, and received his M.S. degree in organizational behavior from the University of Pennsylvania.

“We are excited to add Mike to Casey’s Board of Directors with his deep experience building food and beverage supplier relationships and leading teams that drive growth at consumer-focused businesses like Casey’s,” said Darren Rebelez, president and CEO of Casey’s. “His expertise will bring valuable perspective to help Casey’s continue to evolve our food and beverage offerings, including our private brands, ultimately contributing to our growth and success.”

About Casey’s

Casey’s is a Fortune 500 company (Nasdaq: CASY) operating over 2,400 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com